Exhibit 3.1

THIRD AMENDED AND

RESTATED CERTIFICATE OF

INCORPORATION OF

CHAPARRAL ENERGY, INC.

Chaparral Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1.	The name of this corporation is Chaparral Energy, Inc. The original Certificate of Incorporation was filed on September 14, 2005, which was amended and restated on September 26, 2006 and again on April 12, 2010.

2.	On May 9, 2016, the Corporation and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under the Case No. 16-11144 (LSS). This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Second Certificate of Incorporation of the Corporation, as heretofore amended and restated, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL and pursuant to the First Amended Joint Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code (the “Plan”), as confirmed on March 10, 2017 by order of the Bankruptcy Court.

3.	This Third Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name by which the corporation is to be known is Chaparral Energy, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, county of Kent, Dover, DE 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 1.    Authorized Stock. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 205,000,000 shares, consisting of: (a) 180,000,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), (b) 20,000,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) and (c) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), unless this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) otherwise requires the vote of the holders of Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class.

Section 2.    Class A Common Stock and Class B Common Stock.

(a)    Equal Status. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

(b)    Voting Rights. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. Each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock or Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) or pursuant to the DGCL, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely.

(c)    Dividends. Subject to the rights of the holders of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(d)    Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e)    Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of Class A Common Stock and Class B Common Stock as a single class.

(f)    Redemption of Class B Common Stock.

(i)    Capitalized terms used but not defined in this Section 2(f) of Article IV or Section 2(g) of this Article IV shall have the meaning ascribed to such terms in the Registration Rights Agreement, dated as of March 21, 2017, by and among the Corporation and the counterparties specified therein (the “Registration Rights Agreement”).

(ii)    Mandatory Redemption. If, pursuant to the Registration Rights Agreement, an Underwritten Takedown is initiated, and the managing underwriter or underwriters for such Underwritten Takedown (or the RRA Holders selling shares in such Underwritten Takedown (the “Selling Stockholders”) on behalf of such managing underwriters or underwriters) advises the Corporation, in writing (a “Shortfall Notice”), that there is an insufficient number of shares of Common Stock (such resulting shortfall, the “Shortfall Number”) being offered for sale to successfully consummate such Underwritten Takedown and/or create sufficient liquidity for optimal trading of Class A Common Stock based on market conditions (including the expected average daily trading volume and the spread between the bid and ask prices of Class A Common Stock), the financial condition of the Corporation and such other factors that the managing underwriter or underwriters may consider based on their experience in their sole discretion, one or more RRA Holders holding, collectively, at least twenty percent (20%) of the Corporation’s total number of issued and outstanding shares of Class B Common Stock (the “Outstanding Class B Shares”) may instruct the Corporation to, and the Corporation shall, effective as of the date that the Underwritten Takedown is consummated, (a) issue, for sale in such Underwritten Takedown, a number of shares of Class A Common Stock equal to the Shortfall Number in accordance with Section 2(f)(iv) of this Article IV and (b) redeem (a “Redemption”) a number of shares of Class B Common Stock equal to the Shortfall Number, on a pro rata basis among all holders of Class B Common Stock (equal to, for each holder, the product of (x) the ratio of the shares of Class B Common Stock held by such holder to the Outstanding Class B Shares and (y) the Shortfall Number (such holder’s “Pro Rata Share”)) provided, that a Selling Stockholder in such Underwritten Takedown or such Selling Stockholder’s Affiliate or Related Fund shall be entitled to offset the number of shares of Common Stock (such shares, “Off-Set Shares”) such Selling Stockholder voluntarily included in such Underwritten Takedown against such Selling Stockholder’s, Affiliate’s or Related Fund’s, as the case may be, Pro Rata Share (and any shares that may be allocated to such Selling Stockholder, Affiliate or Related Fund in accordance with clause (ii) below), it being understood that (i) an Off-Set Share may only be offset once, (ii) the aggregate number of shares redeemed from all other holders of Class B Common Stock shall be increased by the number of Off-Set Shares, allocated between such other holders on a pro rata basis based on their respective ownership of the Outstanding Class B Shares and (iii) the Corporation may round up or round down to the nearest share the number of Off-Set Shares to be allotted to such other holders so long as any such rounding does not materially affect any holder’s holdings. In effecting such Redemption pursuant to this Section 2(f)(ii) of Article IV, the Corporation shall deliver written notice of redemption to the holders of Class B Common Stock not more than sixty (60) nor less than five (5) days prior to the Redemption, and such notice shall specify the expected Redemption date. The Issuance and Redemption shall occur and be effective on the date that the Underwritten Takedown is consummated notwithstanding the fact that payment of the Redemption Price pursuant to Section 2(f)(iii) of this Article IV may occur at a later time. Each share of Class B Common Stock that is redeemed pursuant to Section 2(f) of this Article IV shall thereupon be retired by the Corporation and shall not be available for reissuance. “RRA Holder” means any Person who is a holder of the beneficial interest in any Common Stock that is also a signatory to the Registration Rights Agreement, other than the Corporation.

(iii)    Redemption Price. The total price (the “Redemption Price”) for each share of Class B Common Stock redeemed in a Redemption shall be equal to the public offering price per share paid by the underwriters for the shares of Common Stock in the related Underwritten Takedown net any underwriting fees or discounts payable on such shares of Common Stock actually paid by Selling Stockholders and/or the Corporation, as the case may be. The aggregate Redemption Price shall be due and payable and paid by the Corporation by certified check or wire transfer of immediately available funds (less any applicable withholding taxes) to the respective holders of Class B Common Stock promptly following the consummation of the Issuance in the Underwritten Takedown in accordance with Section 2(f)(iv) of Article IV below. The Board of Directors may establish such procedures as it may in its sole and absolute discretion determine to be necessary or desirable for the orderly Redemption pursuant to this Section 2(f) of Article IV, which procedures shall be binding upon the holders of Class B Common Stock.

(iv)    Issuance. In connection with a Redemption in accordance with this Section 2(f) of Article IV, the Corporation shall issue a number of new shares of Class A Common Stock (the “Issuance”) equal to the Shortfall Number in the related Underwritten Takedown for sale to the underwriters retained for the Underwritten Takedown at a price per share equal to the public offering price per share paid by the underwriters for the shares of Common Stock in the related Underwritten Takedown net any underwriting fees or discounts payable on such shares of Common Stock actually paid by Selling Stockholders and/or the Corporation, as the case may be.

(v)    Reduction of Shortfall Number. Following a Shortfall Notice and until the “pricing” of the Underwritten Takedown relating to such Shortfall Notice, the managing underwriter or underwriters for such Underwritten Takedown may advise the Corporation, in writing (a “Shortfall Number Reduction Notice”), that the total number of shares of Common Stock in the Shortfall Number is too large to successfully consummate such Underwritten Takedown and should be reduced by a number of shares of Common Stock set forth in such Shortfall Number Reduction Notice, in which case the Shortfall Number shall be reduced accordingly.

(g)    Conversion of Class B Common Stock. Each share of Class B Common Stock that remains outstanding shall be automatically, without further action by the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the earlier to occur of the following: (x) December 15, 2018; (y) the occurrence and effectiveness of a Redemption in accordance with the terms of this Section 2(g) of Article IV; and (z) the date a Qualified Listing occurs with respect to Class A Common Stock in connection with an Underwritten Takedown or an initial public offering pursuant to an effective Registration Statement under the Securities Act (the occurrence of an event described in clauses (x), (y) or (z) of this Section 2(g) of Article IV, a “Conversion Event”). The Corporation shall provide notice of the Conversion Event to the holders of Class B Common Stock as soon as reasonably practicable following the occurrence thereof; provided, that no such failure to give such notice nor any defect therein shall affect the validity of such conversion. From and after the conversion, the rights of the holders of Class B Common Stock in respect thereof will cease, other than the right to receive (i) the Redemption Price for each share of Class B Common Stock redeemed in a Redemption, if applicable, and (ii) any dividend or other distribution that has been declared by the Board of Directors prior to the Conversion Event and that has not been paid as of the conversion. The Corporation shall register in book-entry form the holders of the shares of Class A Common Stock into which the shares of Class B Common Stock were converted as a result of the Conversion Event. Each share of Class B Common Stock that is converted pursuant to this Section 2(g) of Article IV shall thereupon be retired by the Corporation and shall not be available for reissuance.

(h)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the issuance of the shares of Class A Common Stock pursuant to Section 2(f) of this Article IV and the conversion of the shares of Class B Common Stock pursuant to Section 2(g) of this Article IV, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect such issuance or conversion. If at any time the Board of Directors determines that the number of authorized but unissued shares of Class A Common Stock would be insufficient to effect the redemption and/or conversion of all of the then Outstanding Class B Common Stock, the Board of Directors shall use all reasonable efforts to cause the Corporation’s authorized but unissued shares of Class A Common Stock to be increased to such number of shares as shall be sufficient to effect such redemption and/or conversion.

Section 3.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize, to the fullest extent now or hereafter permitted by the laws of the State of Delaware, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series, and to fix the designations, powers, rights and preferences of the shares of each such series and any qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by this Third Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated.

Section 4.    Nonvoting Stock. To the extent prohibited by Section 1123 of the Bankruptcy Code, the Corporation shall not issue any class or series of nonvoting equity securities; provided, however, that the foregoing (x) will have no force and effect beyond that required under Section 1123 of the Bankruptcy Code and (y) may be amended or eliminated in accordance with applicable law as from time to time in effect. For the purposes of this Section 4 of Article IV, any class or series of equity securities that has only such voting rights as are mandated by the DGCL shall be deemed to be nonvoting for purposes of the restrictions of this Section 4 of Article IV.

ARTICLE V

TRANSFERS

Section 1.    Drag-Along Rights.

(a)    Definitions. For purposes of this Section 1 and Section 2 of this Article V the following definitions shall apply:

(i)    “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no stockholder shall be deemed an Affiliate of any other stockholder solely by reason of any investment in the Corporation and except that neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of any stockholder (and vice versa), (ii) if such Person is an investment fund, an Affiliate shall include any other investment fund the primary investment advisor to which, or an Affiliate of such primary investment advisor, is the primary investment advisor to such Person and (iii) if such Person is a natural Person, any Family Member of such natural Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)    “Approving Stockholders” means any stockholder or any group of stockholders acting together or pursuant to a common plan or arrangement, who propose to sell, or otherwise dispose of, to a person or a group of persons, other than an Affiliate of any of the transferring stockholders, shares of Common Stock representing more than fifty percent (50%) of the then outstanding shares of Common Stock.

(iii)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(iv)    “Convertible Securities” means any evidence of indebtedness, shares of stock, or other securities or rights (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for any capital stock of the Corporation.

(v)    “Corporation Stock” means (A) any outstanding capital stock of the Corporation, whenever issued, (B) any Warrants or Options, whether or not then exercisable or convertible, and (C) any Convertible Securities, whether or not then convertible or exchangeable.

(vi)    “Family Member” means, with respect to any natural Person, such Person’s spouse and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains solely for the benefit of such Person’s spouse and/or descendants.

(vii)    “IPO” means the first public offering of the Corporation pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Corporation.

(viii)    “Options” means any options to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation, other than any such option held by the Corporation or any preemptive rights.

(ix)    “Outstanding Corporation Common Stock” means, as of any given time, the then issued and outstanding Common Stock, excluding (unless calculated on a fully diluted basis) any derivative securities and any unvested or restricted stock of the Corporation issued pursuant to any equity incentive plan for officers, employees or directors of the Corporation.

(x)    “Person” or “person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(xi)    “Qualified IPO” means a bona fide, marketed underwritten IPO after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to the Board of Directors and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to the Corporation exceed seventy five million dollars ($75 million), or (ii) at least twenty percent (20%) of the Outstanding Corporation Common Stock (calculated on a fully diluted basis, and for purposes of such calculation treating Common Stock issued in the IPO as Outstanding Corporation Common Stock) shall have been issued or sold to the public in connection with such IPO.

(xii)    “Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

(xiii)    “Sale of the Corporation” means (A) any bona fide sale, transfer or issuance or series of sales, transfers and/or issuances of stock of the Corporation by the Corporation or any holders thereof (including, without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect), for cash and/or securities listed on a national securities exchange, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Stockholder or any Affiliate thereof, owning all or substantially all of the voting stock of the Corporation or (B) the bona fide sale or transfer, for cash and/or securities listed on a national securities exchange, of all or substantially all of the Corporation’s assets, determined on a consolidated basis, to a Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Stockholder or any Affiliate thereof.

(xiv)     “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

(xv)    “Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any shares of Corporation Stock to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

(xvi)    “Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation.

(b)    Prior to the consummation of a Public Listing (as defined below), if any Approving Stockholders propose a Sale of the Corporation (an “Approved Sale”), each stockholder of the Corporation that is not an Approving Stockholder (the “Drag Along Stockholders”) shall vote (including acting by written consent, if requested) in favor of, consent to and raise no objections to such Approved Sale, so long as such Approved Sale complies with this Section 1 of Article V. Without limiting the foregoing, but subject to the provisions of Section 1(d) of this Article V, if the Approved Sale is structured (i) as a merger or consolidation, each such Drag Along Stockholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of equity, each such Drag Along Stockholder will agree to sell all of such Drag Along Stockholder’s shares of Corporation Stock on the terms and conditions approved by the Approving Stockholders, or (iii) as a sale of assets, each such Drag Along Stockholder will vote in favor of such Approved Sale and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the terms herein as approved by the Approving Stockholders. The Corporation and each stockholder will take all actions reasonably requested by the Approving Stockholders in connection with the consummation of an Approved Sale, including the execution of all ancillary documents in connection therewith requested by the Approving Stockholders.

(c)    If the Approving Stockholders wish to exercise the drag-along rights contained in this Section 1 of Article V, then they shall deliver a written notice (the “Drag Along Notice”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale of the Corporation, and the Corporation shall deliver a copy of such Drag Along Notice to each Drag Along Stockholder promptly (and in any event within three (3) Business Days following receipt thereof). The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale of the Corporation, including (i) the form and structure of the proposed Sale of the Corporation, (ii) the consideration to be received in the proposed Sale of the Corporation for each class of Corporation Stock (including, if applicable, the formula by which such consideration is to be determined and the payment terms), (iii) the name and address of the prospective acquirer(s) and (iv) if known, the proposed closing date. Except as provided in Section 1(d) of this Article V, each stockholder shall receive the same form and amount of consideration per share of Corporation Stock to be received by the Approving Stockholders for the corresponding class of shares (on an as converted basis, in the case of Convertible Securities) in the Approved Sale. If any holders of shares of Corporation Stock of any class are given an option as to the form and amount of consideration to be received, all holders of shares of Corporation Stock of such class will be given the same option other than to the extent prohibited by law. Unless otherwise agreed by each stockholder, any non-cash consideration shall be allocated among the stockholders pro rata based upon the aggregate amount of consideration to be received by such stockholders. If at the end of the 180th day after the date of delivery of the Drag Along Notice (which such one hundred and eighty (180)-day period may be extended by the Corporation for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain any required regulatory approvals) the proposed Sale of the Corporation has not been completed, the Drag Along Notice shall be null and void, each stockholder shall be released from such stockholder’s obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 1 of Article V separately complied with, in order to consummate such proposed Sale of the Corporation pursuant to this Section 1 of Article V.

(d)    If any stockholder shall sell, transfer or otherwise dispose of (whether by operation of law or otherwise) any Options, Warrants or Convertible Securities that are exercisable, convertible or exchangeable in any Sale of the Corporation pursuant to this Section 1 of Article V, such stockholder shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the value of the consideration received by the Approving Stockholders in such Sale of the Corporation for the number of shares of Common Stock that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities (or, with respect to Convertible Securities, if greater, the amount of the liquidation preference, if any, such securities would be entitled to in connection with such Sale of the Corporation in lieu of converting), in each case, subject to reduction for any tax or other amounts required to be withheld under applicable law. No Approving Stockholders nor any of their Affiliates shall receive any direct or indirect consideration in connection with a Sale of the Corporation to which this Section 1 of Article V applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Drag Along Notice.

(e)    Each Drag Along Stockholder will be obligated to make customary and several representations with respect to the title to and ownership of shares of Corporation Stock and its own authority and ability to enter into the Approved Sale to the extent the Approving Stockholders similarly make such representations. No Drag Along Stockholder shall be liable for the inaccuracy or breach of any representation, warranty, covenant or agreement made by the Corporation or any other Person in connection with the Sale of the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, covenants and agreements of the Corporation, in which case payments shall be allocated on a pro rata basis in accordance with the consideration paid to each stockholder of the Corporation). The liability of any Drag Along Stockholder in no event shall exceed the amount of consideration paid to such Drag Along Stockholder in connection with the Sale of the Corporation, except with respect to claims related to fraud by such Drag Along Stockholder, the liability for which need not be limited as to such Drag Along Stockholder. Notwithstanding anything to the contrary contained herein, in the sole discretion of the Approving Stockholders, the proceeds with respect to an Approved Sale may be withheld from (and retained by the Approving Stockholders or their designee in trust for the benefit of) all sellers of such Corporation Stock in such aggregate amount as the Approving Stockholders deem necessary to cover any purchase price adjustments, indemnification or other obligations of the Corporation or such sellers of Corporation Stock; provided that such proceeds shall be withheld on the same basis among all such sellers. Each stockholder will bear its pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each holder of shares of Corporation Stock would comply with the provisions of Section 1(d) of this Article V) of the costs of any sale of such Corporation Stock pursuant to an Approved Sale to the extent such costs are (i) incurred for the benefit of all stockholders participating in such Approved Sale and are not otherwise paid by the Corporation or the acquiring party or (ii) are otherwise approved for payment by the Corporation by a majority of the holders of the then outstanding shares of Common Stock (disregarding any shares held by the stockholder incurring such costs).

(f)    If the Corporation enters into a negotiation for an Approved Sale for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Drag Along Stockholders will, at the request of the Board of Directors, appoint a purchaser representative (as such term is defined in Rule 501 or any similar rule), or such equivalent representative, reasonably acceptable to the Board of Directors. If any Drag Along Stockholder appoints a purchaser representative, or such equivalent representative that is designated by the Board of Directors, the Corporation will, to the extent legally permitted, pay the fees of such purchaser representative, or such equivalent representative, but if any Drag Along Stockholder declines to appoint the purchaser representative, or such equivalent representative that is designated by the Board of Directors such Drag Along Stockholder will appoint another purchaser representative, and such Drag Along Stockholder will be responsible for the fees of the purchaser representative, or such equivalent representative, so appointed.

(g)    The Approving Stockholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale of the Corporation, and the terms and conditions thereof (subject to the requirements of this Section 1 of Article V). The closing of an Approved Sale shall take place (i) on the proposed closing date, if any, specified in the Drag Along Notice (provided that consummation of such Approved Sale may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed closing date was so specified, at such time as the Approving Stockholders shall specify by notice to each Drag Along Stockholder and the Corporation and (iii) at such place as the Approving Stockholders shall specify by written notice to each Drag Along Stockholder. At the closing of any Approved Sale, each stockholder shall deliver the certificates (if any) evidencing the shares or Corporation Stock to be sold, transferred or otherwise disposed of (whether by operation of law or otherwise) by such stockholder, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

(h)    No Drag Along Stockholder shall be obligated to enter into any non-competition or non-solicitation agreement or any other agreement which imposes any similar restrictions on such Drag Along Stockholder in connection with any Approved Sale.

(i)    Termination of Drag-Along Rights. The rights and obligations under this Section 1 of Article V shall terminate upon the occurrence of the date Common Stock is listed on a national securities exchange in the United States, whether in connection with an initial public offering of Common Stock or otherwise (a “Public Listing”).

Section 2.    Tag-Along Rights.

(a)    At any time prior to the consummation of a Public Listing, if one or more stockholders (“Prospective Selling Stockholders”) proposes to Sell to any Person, other than an Affiliate of any of the Prospective Selling Stockholders, twenty-five percent (25%) or more of the outstanding shares of Corporation Stock, in one transaction or a series of related transactions, to any prospective acquirer(s) other than in a Transfer undertaken as a Qualified IPO, then they shall deliver a written notice (the “Tag Along Notice”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale, and the Corporation shall deliver a copy of such Tag Along Notice to each stockholder promptly (and in any event within three (3) Business Days following receipt thereof). The Tag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (i) the number and class of shares of Corporation Stock to be purchased from the Prospective Selling Stockholders, (ii) the fraction(s), expressed as a percentage, determined by dividing (x) the number of shares of Corporation Stock of each class proposed to be purchased from the Prospective Selling Stockholders by (y) the total number of shares of Corporation Stock of each such class held by the Prospective Selling Stockholders (for each class, the “Tag Along Sale Percentage”), (iii) the purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of the prospective acquirer(s), (v) if known, the proposed closing date, and (vi) an invitation to each stockholder of the Corporation to include in the proposed Sale to the applicable prospective acquirer(s) shares of Corporation Stock of the same class(es) being sold by the Prospective Selling Stockholders held by such Stockholder (not in any event in an amount for any class exceeding the product of (x) the Tag Along Sale Percentage for such class and (y) the total number of shares of Corporation Stock of such class held by such stockholder), on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Stockholders shall Sell each of its shares of Corporation Stock of the applicable class.

(b)    No later than the tenth (10th) Business Day after the date of delivery of the Tag Along Notice to the stockholders, each stockholder desiring to include shares of Corporation Stock in the proposed Sale (each a “Participating Tag Seller” and, together with the Prospective Selling Stockholders, collectively, the “Tag Along Sellers”) shall deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Stockholders and the Corporation indicating the number of shares of Corporation Stock of each applicable class that such Participating Tag Seller desires to have included in the proposed Sale (subject to the limitation set forth in the Tag Along Notice). Each stockholder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such stockholder’s rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the prospective acquirer, at a purchase price no greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed) and on other terms and conditions which are not materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting stockholder(s) pursuant to this Section 2 of Article V.

(c)    The offer of each Participating Tag Seller contained in such Participating Tag Seller’s Tag Along Offer shall be irrevocable, and such Participating Tag Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Stockholders, up to such number of shares of Corporation Stock as such Participating Tag Seller shall have specified in such stockholder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that (i) the purchase price shall be less than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock to be acquired from the Tag Along Sellers is reduced, or (iii) the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Selling Stockholders shall provide written notice thereof to the Corporation, and the Corporation shall promptly (and in any event within five (5) Business Days) deliver a copy of such notice to each Participating Tag Seller, and each Participating Tag Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Stockholder and the Corporation within five (5) Business Days after delivery of such written notice from the Corporation and upon such withdrawal such Participating Tag Seller shall be released from its obligations thereunder.

(d)    The Prospective Selling Stockholders shall attempt to obtain the inclusion in the proposed Sale of the entire number of shares of Corporation Stock which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Stockholders by the Tag Along Notice and in the case of each Participating Tag Seller by such Participating Tag Seller’s Tag Along Offer). In the event the Prospective Selling Stockholders shall be unable to obtain the inclusion of such entire number of shares of Corporation Stock of any class in the proposed Sale, the number of shares of Corporation Stock of such class to be sold in the proposed Sale shall be allocated among the Tag Along Sellers on a pro rata basis in proportion to the total number of shares of Corporation Stock of such class offered (or proposed, in the case of the Prospective Selling Stockholders) and eligible to be sold in the proposed Sale by each Tag Along Seller.

(e)    If, prior to consummation, the terms of the proposed Sale shall change with the result that (i) the purchase price to be paid in such proposed Sale shall be greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock proposed to be acquired by the prospective acquirer(s) in the proposed Sale is increased or (iii) the other terms of such proposed Sale shall be materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 2 of Article V separately complied with, in order to consummate such proposed Sale pursuant to this Section 2 of Article V; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 2(b) of this Article V shall be five (5) Business Days. In addition, if the Prospective Selling Stockholders have not completed the proposed Sale by the end of the 120th day after the date of delivery of the Tag Along Notice, each Participating Tag Seller shall be released from such Participating Tag Seller’s obligations under such Participating Tag Seller’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 2 of Article V separately complied with, in order to consummate such proposed Sale pursuant to this Section 2 of Article V, unless the failure to complete such proposed Sale resulted from any failure by any Participating Tag Seller to comply with the terms of this Section 2 of Article V.

(f)    In connection with a proposed Sale to which this Section 2 of Article V applies, no Prospective Selling Stockholder shall enter into any agreement or take any action (directly or indirectly) that prevents, or is reasonably expected to prevent, a particular stockholder from exercising such stockholder’s rights pursuant to this Section 2 of Article V. No Prospective Selling Stockholder nor any of its Affiliates may receive any direct or indirect consideration in connection with Sale to which this Section 2 of Article V applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Tag Along Notice.

(g)    The rights and obligations under this Section 2 of Article V shall terminate upon the occurrence of the date of a Public Listing.

Section 3.    Lockup.

(a)    Capitalized terms used but not defined in this Section 3 of Article V shall have the meaning ascribed to such terms in the Registration Rights Agreement.

(b)    Prior to the consummation of a Public Listing, at any time (and for the same duration) that a Lockup Period in the Registration Rights Agreement is effected, each Holder who beneficially owns two percent (2%) or more of the outstanding shares of Common Stock shall be subject to the following restrictions:

In connection with any Underwritten Takedown or underwritten registration pursuant to a Demand Registration Request or other underwritten public offering of equity securities by the Corporation, except with the written consent of the underwriters managing such offering, no Holder (irrespective of whether such Holder participates in such Underwritten Takedown or underwritten registration) who beneficially owns two percent (2%) or more of the outstanding shares of Common Stock at such time shall effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Corporation, during the Lockup Period, except as part of such offering, provided, that such Lockup Period restrictions are applicable on substantially similar terms to the Corporation and all of its and its subsidiaries’ executive officers and directors; provided, further, that nothing in this Section 3 of Article V shall prevent any Holder from making a distribution of Registrable Securities to any of its partners, members or stockholders thereof or a transfer of Registrable Securities to an Affiliate or Related Fund that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees, as applicable, agree to be bound by the restrictions set forth in this Section 3(b) of Article V. Each Holder shall agree to execute a lock-up agreement in favor of the Corporation’s underwriters to such effect and, in any event, that the Corporation’s underwriters in any relevant offering shall be third party beneficiaries of this Section 3(b) of Article V. The provisions of this Section 3(b) of Article V will no longer apply to a Holder once such Holder ceases to hold or beneficially own Registrable Securities. A sale or distribution in violation of this Section 3 of Article V shall be null and void ab initio, and the intended transferee shall acquire no rights in such shares of Common Stock or securities convertible into or exchangeable or exercisable for such securities, as applicable. If the Board of Directors or any duly authorized committee thereof (or other designees if permitted by the DGCL) shall at any time determine, which determination shall be conclusive for all purposes hereof, that a sale or distribution has purportedly taken place that would result in a violation of Section 3 of Article V, the Board of Directors or a committee thereof (or other designees if permitted by the DGCL) shall take such action as it deems advisable to refuse to give effect to or to prevent such sale or distribution, including, without limitation, causing the Corporation to redeem securities, refusing to give effect to such sale or distribution on the books of the Corporation or instituting proceedings to enjoin such sale or distribution provided, however, that any sale or distribution in violation of this Section 3 of Article V shall be null and void ab initio irrespective of any action (or non-action) by the Board or Directors.

ARTICLE VI

DIRECTORS

Section 1.    Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Third Amended Restated Certificate of Incorporation or the By-laws of the Corporation (as may be amended or restated from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.    Number of Directors. The initial number of directors shall be seven (7). The number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board (as defined below).

Section 3.    Elections. Unless and except to the extent that the By-Laws shall so require, elections of directors need not be by written ballot.

ARTICLE VII

AMENDMENTS TO BY-LAWS

The Board of Directors shall have the power to adopt, amend or repeal the By-laws. Any adoption, amendment or repeal of the By-laws by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Third Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VIII

DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (it being understood that, without limiting the foregoing, if in the future the DGCL is amended or modified (including with respect to Section 102(b)(7)) to permit the further limitation or elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article VIII shall be deemed to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent). This Article VIII shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article VIII becomes effective. Any repeal or amendment or modification of this Article VIII, or the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

Section 1.    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving or has agreed to serve at the request of the Corporation in any capacity, including as a director, officer, employee, fiduciary or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Corporation or any of its subsidiaries (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such Indemnitee in connection with a proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 3 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2.    Advancement of Expenses. To the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Corporation shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification under this Article IX or otherwise; provided, however, if required by the DGCL, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 3.    Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article IX shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article IX is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article IX shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise, shall be on the Corporation.

Section 4.    Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (b) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (a), shall be deemed to be doing so at the request of the Corporation for purposes of Section 1 of this Article IX.

Section 5.    Contract Rights. The provisions of this Article IX shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the DGCL or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article IX or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

Section 6.    Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or this Article IX.

Section 7.    Employees and Agents. Except as otherwise provided in the Plan, Persons who are not covered by the foregoing provisions of this Article IX and who are or were employees, fiduciaries or agents of the Corporation, or who are or were serving at the request of the Corporation as employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors to the fullest extent of this Article IX.

Section 8.    Merger or Consolidation. For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 9.    Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article IX shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of this Third Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or by any other applicable law.

Section 10.    Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article IX shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article IX at the time of such amendment, repeal, modification or adoption.

Section 11.    Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IX, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article IX. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 11 of Article IX and entitled to enforce this Section 11 of Article IX.

(a)    The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(b)    The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

ARTICLE X

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

AMENDMENTS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Third Amended and Restated Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provisions of this Third Amended and Restated Certificate of Incorporation. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote required by law and any affirmative vote of the holders of any series of Preferred Stock required by law, by this Third

Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation providing for any such Preferred Stock, any proposed alteration, amendment or repeal (whether by merger or otherwise) of any provision of Section 2(f) and (g) of Article IV, Section 3 of Article V or this Article XI of this Third Amended and Restated Certificate of Incorporation may only be made by the affirmative vote of shares representing not less than two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Third Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Third Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, (or, if the Court of Chancery lacks subject matter jurisdiction, another state or federal court located within the state of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

*   *   *   *   *   *   *   *

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this 21st day of March, 2017.

CHAPARRAL ENERGY, INC.

By:	/s/ Joseph O. Evans
Name:	Joseph O. Evans
Title:	Chief Financial Officer and
Executive Vice President
(Principal Financial Officer and
Principal Accounting Officer)

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